Exhibit 10.3

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT (this “Agreement”) is made as of April 25, 2022, by and between Sarcos Technology and Robotics Corporation, a Delaware corporation (the “Buyer”) and Jorgen Pedersen (the “Executive”).  Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings ascribed to such terms in the Acquisition Agreement (as defined below).

WHEREAS, RE2, Inc., a Pennsylvania corporation (the “Company”) and the Buyer, amongst others, intend to enter into an Agreement and Plan of Reorganization (the “Acquisition Agreement”), pursuant to which the Buyer will acquire the Company (the “Acquisition”);

WHEREAS, the Buyer and the Executive agree that 1,400,000 shares of the Buyer Common Stock (the “Common Stock”) received by the Executive pursuant to the Acquisition Agreement (each, a “Redeemable Share” and together the “Redeemable Shares”) will be subject to redemption by the Buyer pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the mutual benefits to be gained by the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Buyer’s Redemption Right.  Effective as of the Closing Date, the Executive grants to the Buyer the right to redeem any Redeemable Shares that have not been released from this Agreement pursuant to Section 3 of this Agreement (the “Redemption Right”) at a price of $0.001 per Redeemable Share (the “Redemption Price”), subject to the terms of this Agreement, upon the occurrence of:

a.the Executive’s voluntary resignation without “Good Reason” (as defined in the Employment Agreement between Executive, Parent, and the other parties thereto, as may be amended from time to time (the “Employment Agreement”)) from any employment arrangement with the Buyer, any of its affiliates, or any successor entity or entities thereto; or

b.the Executive’s employment with the Buyer, any of its affiliates, or any successor entity or entities thereto is terminated for “Cause” as defined in  Executive’s Employment Agreement.

2.Exercise of the Redemption Right.

a.Upon the occurrence of either of the events set forth in Section 1 above (each a “Triggering Event”), the Buyer shall, beginning on the date of such Triggering Event (as reasonably fixed and determined by the Buyer) and for a period of 180 days thereafter (the “Exercise Period”) have the right to exercise the Redemption Right, for some or all of the Redeemable Shares that have not been released from the Redemption Right pursuant to Section 3 of this Agreement.

b.The Redemption Right may be exercised one or more times during the Exercise Period by the Buyer by delivering written notice to the Executive or the Executive’s executor and by delivering to the Executive cash payable by check or wire transfer in the amount of the Redemption Price for the Redeemable Shares being redeemed by Buyer. Upon delivery of such notice and payment, the Buyer shall become the legal and beneficial owner of such Redeemable Shares and all rights and interests therein or relating thereto, and the Buyer shall have the right to retain and transfer to its own name the number of Redeemable Shares being redeemed by the Buyer.

c.If the Buyer does not elect to exercise the Redemption Right for all Redeemable Shares by delivering to the Executive the requisite notice and payment within the Exercise Period, then the Redemption Right shall terminate.

3.Release Conditions.  In the absence of a Triggering Event, the Redeemable Shares shall be released from the Redemption Right, and thereafter no longer subject to redemption by the Buyer under this Agreement, as set forth in this Section 3.

a.Fifty percent (50%) of the Redeemable Shares shall be released from the Redemption Right on the two-year anniversary of the Closing Date,

b.An additional two percent (2%) of the Redeemable Shares shall be released from the Redemption Right each month thereafter on the same day of the month as the Closing Date (and if there is no corresponding day, on the last day of the month); and

c.All Redeemable Shares shall be released from the Redemption Right upon the Executive’s death or any other termination under the Executive’s Employment Agreement that is not a Triggering Event.

4.Adjustment of the Redeemable Shares. If, from time to time during the term of the Buyer's Redemption Right, there is (i) any stock dividend, stock split, reclassification or other change in the Redeemable Shares, (ii) any dividend of cash or other property on the Redeemable Shares, or (iii) any merger, reorganization, consolidation, recapitalization, liquidation, sale of all or substantially all of the assets or other acquisition of the Company, or other change in the corporate structure of the Buyer affecting the Common Stock, any and all new, substituted or additional securities or cash or other consideration to which the Executive is entitled by reason of the Executive’s ownership of the Redeemable Shares shall be considered to be Redeemable Shares and subject to all of the conditions and restrictions applicable to the Redeemable Shares pursuant to this Agreement. If the Executive receives rights or warrants with respect to any Redeemable Shares, such rights or warrants may be held or exercised by the Executive, provided that (i) until such exercise, any such rights or warrants and (ii) after such exercise any shares or other securities acquired by the exercise of such rights or warrants, shall be considered to be Redeemable Shares and shall be subject to all of the conditions and restrictions applicable to the Redeemable Shares pursuant to this Agreement.

5.Restrictions on Transfer. None of the Redeemable Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Redeemable Shares from the Redemption Right in accordance with the provisions of this Agreement. The parties agree and acknowledge that the restrictions set forth in this Section 5 are in addition to any restrictions set forth in any other agreements to which the Executive is subject with respect to the transferability of the Buyer’s Common Stock. In order to assure compliance with these restrictions, effective as of the Closing Date, each of the Redeemable Shares will be subject to a restrictive legend reflected on the books of the Buyer’s transfer agent (the “Transfer Agent”).  The Buyer shall direct the Transfer Agent that such restrictive legend shall be removed from each portion of the Redeemable Shares that is released from the Redemption Right in accordance with the terms of this Agreement as soon as administratively practicable following the date of release from the Redemption Right and in any event within ten (10) business days thereafter.

6.Section 83(b) Election. The parties hereto intend that the Executive shall be treated as the owner of the Redeemable Shares for tax purposes prior to the release of such Redeemable Shares to the Executive and, except as may be required by applicable law, no party hereto shall take any position inconsistent with such intent.  The Executive shall have voting rights, and shall be entitled to any dividends or distributions declared or paid, in each case, with respect to any Redeemable Shares, prior to the time that such Redeemable Shares have been released to the Executive.  Assuming that the Executive has made a valid election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, (an “83(b) Election”) with respect to the Redeemable Shares in accordance with this section, the parties intend for the Redeemable Shares to be treated for all tax purposes as paid by the Buyer in exchange for the Executive’s Company Common Stock and not as compensation for services. The Executive shall make a valid and timely 83(b) Election with respect to the Redeemable Shares, in the form attached hereto as Exhibit A.  This 83(b) Election will be executed on the Closing Date, and the Executive shall deliver such election directly to the United States Internal Revenue Service within thirty (30) days after the Closing Date and promptly provide the Buyer with evidence of such election and delivery in accordance with this section.

7.Withholding of Taxes.  The Executive acknowledges that, regardless of any action taken by the Buyer, or, if different, the Executive’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Redeemable Shares and legally applicable to the Executive (“Tax‑Related Items”) is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Buyer or the Employer. The Executive further acknowledges that the Buyer and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Redeemable Shares, including, but not limited to, the issuance, vesting or release of the Redeemable Shares, the subsequent sale of the Redeemable Shares acquired pursuant to such release and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the issuance or any aspect of the Redeemable Shares to reduce or eliminate the Executive’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Executive is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Executive acknowledges that the Buyer and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  Prior to any relevant taxable or tax withholding event, as applicable, the Executive agrees to make adequate arrangements satisfactory to the Buyer and/or the Employer to satisfy all Tax-Related Items.  In this regard, the

Executive authorizes the Buyer and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Redeemable Shares acquired upon release of the Redeemable Shares either through a voluntary sale or through a mandatory sale arranged by the Buyer (on the Executive’s behalf pursuant to this authorization without further consent).

8.Successors and Assigns. The Buyer may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Buyer.

9.Entire Agreement. This Agreement represents the entire agreement of the Executive and the Buyer with respect to the subject of this Agreement and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Redeemable Shares. This Agreement may not be amended except by mutual written agreement of the Buyer and the Executive. For the avoidance of doubt, nothing in this Agreement affects the enforceability of any other agreements by and between the Buyer and the Executive, which shall remain in full force and effect according to their terms.

10.Further Assurances. The Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.Governing Law; Jurisdiction. All disputes arising out of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania, located in Allegheny County for any litigation between the parties arising out of or relating to this Agreement. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY FOR ANY SUITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY SUCH SUIT.

12.Termination. The obligations hereunder will terminate automatically and immediately upon the termination of the Acquisition Agreement in accordance with its terms without the occurrence of the Closing. Upon any such termination of this Agreement, none of the parties hereto shall have any liability whatsoever to any other party with respect to this Agreement, except for any liability arising out of any breach hereof occurring prior to such termination.

13.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written above.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATIOn

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jorgen Pedersen
Jorgen Pedersen

[SIGNATURE PAGE TO REDEMPTION RIGHTS AGREEMENT]

Exhibit A

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